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 FORM 4
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[ ] Check this box if                                 --------------------------
    not longer subject                                      OMB APPROVAL
    to Section 16. Form                               --------------------------
    4 or Form 5                                       OMB NUMBER:      3235-0287
    obligation may                                    Expires: December 31, 2001
    continue. See                                     Estimated average burden
    Instruction 1(b)                                  Hours per response:... 0.5


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print of Type Responses)
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 1. Name and Address of Reporting Person*  2. Issuer Name and Ticker or  4. Statement for          6. Relationship of Reporting
Robert       P.        Perreault              Trading Symbol                Month/Year                Person(s) to Issuer
----------------------------------------      LSB Corporation (LSBX)        April 2002                (Check all applicable)
(First)    (Middle)      (Last)                                                                          Director    10%   Owner
                                                                         ------------------------    ----             ----
c/o LSB Corporation                                                                                   X   Officer           Other
    30 Massachusetts Ave.                  ----------------------------  5.  If Amendment, Date      ---- (give       ----  (specify
----------------------------------------   3. IRS Identification             of Original                  title below)
             (Street)                         Number of Reporting            (Month/Year)                 VP Corporate Development
North Andover,       MA        01845          Person, if an Entity                                  --------------------------------
----------------------------------------      (Voluntary)                                           7. Individual or Joint/Group
      (City)      (State)      (Zip)       ----------------------------                                Filing
                                                                                                       (Check applicable line)
                                                                                                       X    Form filed by One
                                                                                                      ----  Reporting Person
                                                                                                            More than One
                                                                                                      ----  Reporting Person
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                       TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security         2. Transaction   3. Transaction    4. Securities        5. Amount of    6. Ownership    7. Nature  of
    (Instr. 3)                   Date             Code              Acquired (A) or      Securities      From            Indirect
                                                  (Instr. 8)        Disposed of          Beneficially    Direct (D)      Beneficial
                                                                    (D) (Instr. 3,       Owned at End    or Indirect     Ownership
                                                                    4 and 5)             of Month        (I)
                              -----------------------------------------------------
                                  (Month/                              (A) or            (Instr. 3       (Instr. 4)      (Instr. 4)
                                 Day/Year)      Code    V       Amount   (D)  Price      and 4)
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Common Stock                    04/29/02         M              2,762     A   $6.00       15,455             D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
          *If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).


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

FORM 4 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of          2. Conversion     3. Transaction     4. Transaction     5. Number of       6. Date Exer-        7. Title and
   Derivative           or Exercise       Date               Code               Derivative         cisable and          Amount of
   Security             Price of          (Month/            (Instr. 8)         Securities         Expiration           Underlying
   (Instr. 3)           Derivative        Day/Year)                             Acquired           Date (Month/         Securities
                        Security                                                (A) or             Day/Year)            (Instr. 3
                                                                                Disposed of        Security             and 4)
                                                                                (D) (Instr.
                                                                                3, 4 and 5)
                                                          --------------------------------------------------------------------------
                                                            Code     V          A        D       Date Exer-  Expir-   Title   Amount
                                                                                                 cisable     ration           of
                                                                                                             Date             Number
                                                                                                                              of
                                                                                                                              Shares
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Options to Buy
 Common Stock            $6.00            04/29/02            M                        5,000        (1)    04/25/06  Common    5,000
                                                                                                                     Stock

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


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8. Price of         9. Number of           10. Ownership Form of           11. Nature of
   Derivative          Derivative              Derivative Security:            Indirect
   Security            Securities              Direct (D) or                   Beneficial
   (Instr. 5)          Beneficially            Indirect (I)                    Ownership
                       Owned at End            (Instr. 4)                      (Instr. 4)
                       of Month
                       (Instr. 4)
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    $6.00               15,000                    D
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Explanation of Responses:
     (1) The options became exercisable on April 25, 1997.


                                                                                /s/ Robert P. Perreault                04/29/2002
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------    -----------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        Robert P. Perreault                      Date

Note. File three copies of this form, one of which must be manually signed.     **Signature of Reporting Person
      If space is insufficient, See Instruction 6 for procedure.


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